UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   March 19, 2013 (March 14, 2013)

VANGUARD HEALTH SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	001-35204	62-1698183
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
20 Burton Hills Boulevard, Suite 100, Nashville, Tennessee		37215
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code        (615) 665-6000

          Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
______________________________

Item 1.01.    Entry into a Material Definitive Agreement.

On March 14, 2013, two wholly-owned subsidiaries of Vanguard Health Systems, Inc. (the “Company”), Vanguard Health Holding Company II, LLC (“Borrower”) and Vanguard Health Holding Company I, LLC (“VHS Holdco I”), entered into Amendment No. 1 (the “Amendment”) to that certain Credit Agreement, dated as of January 29, 2010 (the “Credit Agreement”), with the several banks and other financial institutions or entities from time to time parties to the Credit Agreement (each a “Lender” and, collectively, the “Lenders”), Bank of America, N.A., as Administrative Agent, Collateral Agent, Issuing Lender and Swingline Lender, and the guarantors named therein, including the Company and certain of its subsidiaries. Pursuant to the Amendment, the Company borrowed an additional $300 million in term loans and refinanced its outstanding term loans. Initially, the Credit Agreement provided that the Company's term loan facility (the “Term Loan Facility”) bore interest at a rate equal to, at the Company's option, LIBOR (subject to a 1.50% floor) plus 3.50% per annum or an alternate base rate (subject to a 2.50% floor) plus 2.50% per annum. The Amendment provides that the Term Loan Facility bears interest at a rate equal to, at the Company's option, LIBOR (subject to a 1.00% floor) plus 2.75% per annum or an alternate base rate (subject to a 2.00% floor) plus 1.75% per annum. The Term Loan Facility matures on January 29, 2016.

All obligations under the Credit Agreement, including the Term Loan Facility, are unconditionally guaranteed by the Company and, subject to certain exceptions, each of the Company's wholly-owned subsidiaries (the “Guarantors”). All obligations under the Credit Agreement, and the guarantees of those obligations (as well as cash management obligations and any interest hedging or other swap agreements, in each case, with Lenders or affiliates of Lenders), are secured by substantially all the assets of VHS Holdco I, Borrower and the Guarantors. The terms of the Term Loan Facility are provided in the Credit Agreement, which was filed as Exhibit 10.1 to the Company's Form 8-K filed on February 3, 2010.

A subsidiary of The Blackstone Group L.P. (“Blackstone”), which is the largest stockholder of the Company, is one of the Lenders that made the additional term loans to the Company. The Company pays monitoring fees and expenses to an affiliate of Blackstone on a quarterly basis and conducts business with other entities controlled by Blackstone. In addition, other term loan lenders and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The term loan lenders and certain of their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with the Company or its affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. Affiliates of the term loan lenders also act as Lenders under the Company's revolving loan facility and/or agents under the Credit Agreement and receive customary fees and expense reimbursement as consideration therefor. In addition, affiliates of certain of the term loan lenders also served as initial purchasers in connection with the Company's offerings of 8.0% Senior Notes due 2018 in 2010 and 2011 and 7.75% Senior Notes due 2019 in 2011 and 2012 and as underwriters in connection with the Company's initial public offering of common stock in June 2011.

The foregoing summary of the Amendment is qualified in its entirety by reference to the Amendment, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and which is incorporated herein by reference.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth below under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	March 19, 2013	VANGUARD HEALTH SYSTEMS, INC. (Registrant)

By: /s/ James H. Spalding
James H. Spalding
Executive Vice President, General Counsel & Secretary